Artisan Partners Asset Management Inc. Reports December 2018 Assets Under Management
Milwaukee, WI - January 10, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of December 31, 2018 totaled $96.2 billion. Separate accounts1 accounted for $49.6 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $46.6 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of December 31, 2018 - ($ Millions)
Growth Team
Global Opportunities	14,740
Global Discovery	112
U.S. Mid-Cap Growth	9,049
U.S. Small-Cap Growth	2,350

Global Equity Team
Global Equity	1,271
Non-U.S. Growth	21,181
Non-U.S. Small-Mid Growth[2]	515

U.S. Value Team
Value Equity	2,172
U.S. Mid-Cap Value	4,405

International Value Team
Non-U.S. Value	17,681

Global Value Team
Global Value	17,113

Emerging Markets Team
Emerging Markets	179

Credit Team
High Income	2,803

Developing World Team
Developing World	1,993

Thematic Team
Thematic	448

Other Assets Under Management[3]	212

Total Firm Assets Under Management ("AUM")	$96,224
[1] Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

[2] Effective December 4, 2018, the Non-U.S. Small-Cap Growth strategy was re-named the Non-U.S. Small-Mid Growth strategy and the strategy was given increased degrees of freedom to invest in both small and mid-cap companies around the world.

[3] Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com